Exhibit 99.1
Superior Industries Reports
Third Quarter and Nine Month Results
In-Line With Expectations
     VAN NUYS, CALIFORNIA — October 27, 2005 — Superior Industries International, Inc. (NYSE:SUP) today announced operating results for the third quarter and first nine months of 2005 in-line with management’s prior guidance and analysts’ expectations.
Third Quarter Results
     For the three months ended September 30, 2005, revenue decreased 5.9% to $187,618,000 from $199,328,000 for the third quarter of 2004. Wheel revenue declined 7.2% to $178,288,000 from $192,164,000, as unit wheel shipments declined 7.8%. Components revenue increased 30.2% to $9,330,000 from $7,164,000.
     The net loss was $501,000, or $0.02 per share. This compares to net income of $5,475,000, or $0.20 per diluted share, for the third quarter of 2004.
     The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary declined to $1,289,000 for this year’s third quarter compared to $1,693,000 a year ago due to lower shipment volumes.
     The operating loss from Superior’s aluminum suspension components business was $2,645,000 for this year’s third quarter compared to an operating loss of $3,314,000 for the same period of 2004.
     At September 30, 2005, working capital was $276,878,000, including cash and short-term investments of $117,422,000.
Nine Month Results
     For the nine months ended September 30, 2005, revenue decreased 6.2% to $626,004,000 from $667,254,000 for the same period of 2004. Wheel revenue decreased 7.7% to $598,259,000 from $648,502,000. Unit wheel shipments declined 11.2%. Components revenue increased 48.0% to $27,745,000 from $18,752,000 for the same period last year.
     Net income for the first nine months of 2005 was $13,279,000, or $0.50 per diluted share. This compares to net income of $32,726,000, or $1.22 per diluted share, for the first nine months of 2004.
     The tax provision for the nine months of 2005 reflected an estimated tax rate of 23.0%, compared to 20.5% reported for the first half. The impact of increasing the nine-months to date tax rate increased the loss for the quarter by $433,000 or $0.02 per share. The tax provision for the first nine months of 2004 reflected an estimated tax rate of 34.5%. The principal factors impacting the lower rate for 2005 were the relationship of federal and state tax credits, permanent tax differences and foreign income, which is taxed at rates other than statutory, to a lower estimated pretax income for the year 2005.

Operations Review
     “As anticipated, the steep decline in North American vehicle production this summer had a significant impact on Superior, as the deepest cuts occurred in some of our most important vehicle programs. Plant utilization, work schedules, and gross margin all were negatively affected, and pricing remained a critical issue for Superior and the OEM auto parts industry worldwide,” said President and Chief Executive Officer Steven Borick.
     Despite today’s unprecedented competitive pressures, we are confident that we have the right strategy to secure Superior’s future as a global company. Our cost reduction and automation initiatives are delivering results. Construction of our third facility in Mexico, which will set the world standard for cast aluminum wheel manufacturing, remains on schedule. We continue to win substantial new and replacement wheel supply programs, our aluminum components business continues to grow, and interesting expansion opportunities have emerged in developing markets. We expect a profitable fourth quarter, and we remain optimistic about the long-term outlook for Superior,” Borick said.
Conference Call
     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the webcast. The webcast replay will be available at this same internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s third quarter results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(table attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
NET SALES	$187,618	$199,328	$626,004	$667,254
Costs and Expenses
Cost of Sales	185,118	187,799	601,190	607,843
Selling and Administrative Expenses	5,591	5,290	15,914	17,170

INCOME (LOSS) FROM OPERATIONS	(3,091)	6,239	8,900	42,241

Equity in Earnings of Joint Ventures	1,277	1,712	4,434	6,449
Interest Income, net	1,331	786	3,844	1,924
Miscellaneous Income (Expense), net	396	(379)	68	(651)

INCOME (LOSS) BEFORE INCOME TAXES	(87)	8,358	17,246	49,963
Income Tax Expense	414	2,883	3,967	17,237

NET INCOME (LOSS)	$(501)	$5,475	$13,279	$32,726

EARNINGS (LOSS) PER SHARE:
Basic	$(0.02)	$0.21	$0.50	$1.23
Diluted	$(0.02)	$0.20	$0.50	$1.22

WEIGHTED AVERAGE AND EQUIVALENT SHARES OUTSTANDING:
Basic	26,610,000	26,630,000	26,616,000	26,666,000
Diluted	26,615,000	26,753,000	26,623,000	26,857,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	September 30
	2005	2004

Current Assets	$370,667	$399,765
Property, Plant and Equipment, net	310,723	274,602
Investments and Other Assets	67,508	62,103

	$748,898	$736,470

Current Liabilities	$93,789	$100,638
Long-Term Liabilities	52,438	44,416
Shareholders’ Equity	602,671	591,416

	$748,898	$736,470